Exhibit 4.5

EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated November 2, 2004, among GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED, a company organized and existing under the laws of England and Wales (company number 024998) (“Borrower”), the other Loan Parties listed on the signature pages hereto, and STT CROSSING LTD, a company organized and existing under the laws of Mauritius (“STT Crossing”), as a Lender. Unless otherwise specified herein, capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Credit Agreement (defined below).

RECITALS

WHEREAS, the Loan Parties and the Lender have entered into that certain Credit Agreement dated as of May 18, 2004 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the provisions of the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. Subject to the satisfaction of the conditions to effectiveness set forth in Section 3 hereof:

a. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definition in the appropriate alphabetical position:

“Amendment No. 1”: the amendment to this Agreement dated November 2, 2004 among Borrower and Lender.

b. The definition of “Term Loan Commitment” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Term Loan Commitment”: the obligation of Lenders to make Term Loans to the Borrower hereunder in a principal amount not to exceed $125,000,000, as such Term Loan Commitment may be increased pursuant to Section 2.6(c) or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

c. The definition of “Permitted Repayments of Intercompany Debt” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the amount “$42,000,000” appearing in the second line thereof and inserting “$62,000,000” in lieu thereof.

d. Section 2.1(b) of the Credit Agreement is hereby amended by (x) deleting the word “and” at end of clause (ii) and inserting “,” in lieu thereof and (y) inserting the following new clause (iv) immediately after clause (iii):

and (iv) after the first Business Day of October, 2004, but on or prior to November 5, 2004 shall not exceed $25,000,000.

e. Section 2.6(c) of the Credit Agreement is hereby amended by deleting the amount “$42,000,000” appearing in the fifth line thereof and inserting “$62,000,000” in lieu thereof.

f. Section 2.7(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) If all or a portion of the principal amount of any Term Loan or Obligations or interest on any Term Loan, Obligations or the commitment fee shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Term Loans and Obligations (whether or not overdue)(to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.7 plus 2.0% from the date of such non-payment until such amount is paid in full (after as well as before judgment).

g. Section 4.2 of the Credit Agreement is hereby amended by inserting the following new paragraphs at the end thereof:

(f) Execution and delivery of any necessary amendments to the Security Documents and/or additional security documents such that the security interests granted therein will secure the additional Term Loans to be advanced pursuant to the Credit Agreement as amended hereby, (for the avoidance of doubt, it is agreed that such amendments and/or supplements will not contain covenants or conditions precedent in addition to those contained in the Credit Agreement or the Security Documents other than those expressly provided by Amendment No. 1).

(g) Execution and delivery of the Restructuring Agreement dated as of October 8, 2004 (including, without limitation, the agreement on the forms of documents referred to therein, each in form and substance satisfactory to the Lender) by Parent, Global Crossing Holdings Limited, GCNA, Borrower, STT Communications Ltd and STT Hungary Liquidity Management Limited Liability Company (for the avoidance of doubt, it is agreed that such forms of documents are not required to be executed or the security interests related thereto perfected to satisfy the condition set forth in this Section 4.2(g)).

(h) The Capital Stock of Parent shall be listed on NASDAQ and trading on such Capital Stock shall not be suspended.

(i) Receipt by Lender of evidence that the Parent’s Board of Directors have approved the “Red/Green Plan.”

(j) The completion of the preliminary offering document (including, without limitation, the “Description of Notes” section therein, but excluding financial statements and any disclosure regarding interim financial periods), in form and substance satisfactory to the Lender, to be used in connection with the proposed debt offering of securities to be issued by Borrower.

(k) The delivery of the Treasury Report required under Section 5.2(b)(iii) along with a certificate of a Responsible Officer of the Borrower with respect to such Treasury Report as set forth in Section 5.2(b).

h. Section 5.2 (b) of the Credit Agreement is hereby amended by (x) deleting the word “and” at the end of clause (ii) and inserting “,” in lieu thereof and (y) deleting the parenthetical phrase appearing after the date “August 31, 2004” in clause (ii) and adding after such date, new clauses (iii) and (iv) thereto as follows:

(iii) October 25, 2004, a treasury report in the form attached as Exhibit J for the nine-month period ending September 30, 2004 and (iv) November 25, 2004, a treasury report in the form attached as Exhibit J for the ten-month period ending October 31, 2004 (each such treasury report delivered pursuant to clauses (i), (ii), (iii) and (iv), a “Treasury Report”);

i. Section 5.2 (c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) On a weekly basis, a copy of the internal report prepared weekly by the Parent and referred to as the “Cash Deck”, which report contains weekly reports of actual and rolling forecasts of the Parent by region and a reconciliation of the last actual cash balance to the forecast.

j. Section 5.9 of the Credit Agreement is hereby amended by deleting the number “3.14” appearing in the second line thereof and inserting “3.13” in lieu thereof.

k. Schedule 5.9(b) of the Credit Agreement is hereby amended and restated in its entirety by Annex 1 to this Agreement.

2. Representations and Warranties of Loan Parties. Each Loan Party represents and warrants that:

a. The execution, delivery and performance by such Loan Party of this Amendment have been duly authorized by all necessary action required on its part and this Amendment is a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

b. Each of the representations and warranties contained in the Credit Agreement is true and correct on and as of the date hereof as if made on the date hereof (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

c. No Event of Default has occurred and is continuing as of the date hereof and no Event of Default shall occur immediately upon this Amendment becoming effective.

3. Conditions To Effectiveness. This Amendment shall be effective once each of the following conditions has been satisfied:

a. Execution and delivery of this Amendment by each of the Loan Parties and the Lender.

b. Receipt by Lender of a certificate of a secretary of each Loan Party certifying that as of the date of this Amendment the following statements are true and correct or attaching the following, as applicable:

(1) Copies of resolutions of the board of directors or similar managing body of such Loan Party approving this Amendment and authorizing the execution and delivery of this Amendment;

(2) As to the incumbency and signatures of the Persons executing this Amendment; and

(3) No Event of Default has occurred and is continuing as of the date hereof.

c. Receipt by the Lender of a certificate or certificates executed by the chief executive officer or chief financial officer or treasurer of each Loan Party as of the date of this Amendment stating that the representations and warranties set forth in Section 2 of this Amendment are true and correct on and as of the date hereof.

4. Reference to and Effect Upon the Credit Agreement. This Amendment is effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document or (b) prejudice any right or rights that the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document. This Amendment shall be construed in connection with and as part of the Credit Agreement, and all terms, covenants and agreements set forth in the Credit Agreement and the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.

5. Binding on Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Amendment.

7. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED UNDER AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. The provisions of Section 8.12 of the Credit Agreement are incorporated herein, mutatis mutandis, and Borrower agrees to each of such provision.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

9. Counterparts. This Amendment may be delivered by facsimile and executed in one or more counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which counterparts taken together shall constitute but one and the same agreement.

10. Acknowledgment. The Loan Parties affirm and acknowledge that this Amendment constitutes a Loan Document under the Credit Agreement and any reference to the Loan Documents under the Credit Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise specify.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWER:	GLOBAL CROSSING (UK)
TELECOMMUNICATIONS LIMITED

	By:	/s/ Daniel P. O’Brien
	Name:	Daniel P. O’Brien
	Title:	Attorney-in-Fact

LENDER:	STT CROSSING LTD

	By:	/s/ Jean F.H.P. Mandeville
	Name:	Jean F.H.P. Mandeville
	Title:	Director

LOAN PARTY:	GLOBAL CROSSING LIMITED

	By:	/s/ Daniel P. O’Brien
	Name:	Daniel P. O’Brien
	Title:	Attorney-in-Fact